Exhibit 19

Policy Statement Regarding Securities Transactions
Overview, Scope and Application
This Policy Statement Regarding Securities Transactions (this “Policy”) applies to all directors, officers, associates, consultants, and contractors (“Covered Persons”) of Cencora, Inc. (“Cencora” or the “Company”) or any of its subsidiaries. This Policy also applies to: (i) the Covered Person’s family and household members, which includes family members who reside with a Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in the Covered Person’s household (whether or not they are the Covered Person’s family members), and any family members who do not live in the Covered Person’s household, but whose transactions in Cencora securities are directed by the Covered Person or subject to influence or control by the Covered Person (such as family members who consult with the Covered Person before they trade in Cencora securities) (collectively, “Family Members”) and (ii) any entities or persons who are controlled by a Covered Person (“Related Entities”). Cencora may also, from time to time, determine that other persons should be subject to this Policy.
U.S. federal and state laws prohibit Covered Persons who are aware of material non-public information (as described below) about a company from: (i) transacting in the securities of that company or (ii) providing such material non-public information to others (“tippees”) who then may trade on the basis of such information (“tipping”).
Covered Persons are individually responsible for complying with this Policy and for ensuring that any Family Members or Related Entities also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual. Any action on the part of the Company, its Chief Legal Officer or their delegatee, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any individual from liability under applicable securities laws.
References to “Cencora Securities” includes common stock, options to purchase common stock, or any other type of securities that Cencora may issue, including, but not limited to, preferred stock, convertible debt, and warrants, as well as derivative securities that are not issued by Cencora, such as exchange-traded put or call options or swaps relating to Cencora.
Please note that even if a Covered Person terminates employment or services with Cencora, the Covered Person may not trade in Cencora Securities until any material non-public information that the Covered Person is aware of has become public or is no longer material.
Trading Prohibitions
Covered Persons may, from time to time, come into possession of material non-public information about (i) Cencora; (ii) companies with which Cencora does business, such as its customers, suppliers, and partners; or (iii) companies involved in a potential transaction or business relationship involving Cencora (the persons and entities referenced in the foregoing clauses (ii) and (iii) are collectively referred to herein as “Other Companies”). Such information may come to a Covered Person’s attention in the ordinary course of performing their job or providing services to Cencora or through other means.
No matter how a Covered Person learns of such information, there are certain restrictions that Covered Persons must observe. Failure to do so could result in serious legal consequences such as civil fines, criminal proceedings, or disciplinary action, including termination of employment (whether or not a Covered Person’s failure to comply with this Policy also results in a violation of law). See “Enforcement and Consequences,” below.

No Trading on Material Non-Public Information. A Covered Person may not buy, sell, or otherwise engage in transactions (including bona fide gifts or donations of Cencora Securities), either directly or through a third party (“trade”), in Cencora Securities while aware of material non-public information, other than pursuant to a pre-approved trading plan (“Trading Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfies any other obligations as may be imposed by the Company. In addition, Covered Persons who learn of material non-public information about Other Companies may not engage in transactions in that company’s securities until the information becomes public or is no longer material.
No Tipping. A Covered Person may not “tip,” directly or indirectly, material non-public information to any person who might: (i) trade in Cencora Securities; or (ii) pass along such information to any other person who might trade in Cencora Securities.
Additionally, Covered Persons should not:
•make recommendations or express opinions to any person about trading in Cencora Securities on the basis of material non-public information;
•disclose, directly or indirectly, material non-public information to anyone within Cencora whose job does not, to the good faith knowledge of the Covered Person, require them to have that information;
•disclose, directly or indirectly, material non-public information to anyone outside Cencora, including, but not limited to, immediate family members, controlled entities, friends, business associates, investors and consulting firms, unless such disclosure is expressly authorized by Cencora; or
•discuss material non-public information about Cencora in public places.
The same “no tipping” restrictions apply to securities of Other Companies while a Covered Person is in possession of material non-public information about such companies that was acquired in the course of the Covered Person working for, or providing services to, Cencora.
No Exception for Hardship or Small Transactions. There are no exceptions to this Policy for hardship or small transactions. The securities laws do not recognize mitigating circumstances, such as the need to raise money to buy a house or pay for college or medical expenses.
Blackout Procedures. To help prevent inadvertent violations and avoid even the appearance of trading on the basis of material non-public information, Cencora has adopted quarterly trading blackout periods applicable to directors, executive officers and certain designated employees. Cencora will provide notification to Covered Persons who are subject to the quarterly trading blackouts. Covered Persons who are subject to these requirements may not trade in Cencora Securities beginning five (5) business days before the end of each fiscal quarter and ending after the first full trading day following the release of our earnings for such fiscal quarter.
From time to time, Cencora may also impose certain event–specific blackouts, even during a period when the trading window is scheduled to be “open.” It is important to note that the fact that a blackout period has been extended or a special blackout period has been imposed should be considered material non-public information. Any person made aware of a special blackout period should not disclose the existence of the special blackout period to anyone else.
Whenever a Covered Person is in possession of material inside information, the Covered Person, any Family Members and any Related Entities must refrain from trading (or entering into a contract to trade), even if the “trading window” is “open.”
Pre-Clearance Procedures. In addition to the prohibition on trading during a blackout period, directors, executive officers, and certain designated employees must pre-clear all transactions in Cencora Securities by notifying the Legal Department prior to making the proposed trade in Cencora Securities. The requirement for pre-clearance does not apply to transactions conducted pursuant to a Trading Plan.

Inquiries and Public Statements Regarding the Company. From time to time, Covered Persons may receive questions concerning various activities of Cencora. Such inquiries can come from the media, securities analysts, and others regarding Cencora’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities, and other similar important information. Under no circumstances should a Covered Person attempt to handle these inquiries without prior authorization. Regulation FD of the U.S. federal securities laws is designed to avoid the selective disclosure of material non-public information and Cencora has established procedures for compliance with these requirements. Accordingly, only Covered Persons who are specifically authorized to do so may answer questions about or disclose information concerning Cencora. In the event a Covered Person receives any inquiry or request for information (particularly financial results and/or projections, including to affirm or deny information about Cencora) from any person or entity outside Cencora, such as a stock analyst or news reporter, and it is not part of the Covered Person’s regular corporate duties to respond to such an inquiry or request, the inquiry should be referred to Investor Relations.
Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites, or any other form of social media, including the disclosure of material non-public information about the Company or material non-public information with respect to Other Companies. Covered Persons are prohibited from making public statements about the Company, including truthful statements, that are calculated or reasonably likely to affect the price of Cencora Securities or other securities, unless specifically authorized to do so by the Company.
Material Non-Public Information
Material Information. Information is “material” if (i) a reasonable investor would likely consider such information important in deciding whether to buy, sell or hold a company’s securities or (ii) the information could affect the market or price of a company’s securities, whether it is positive or negative. Common examples of material information include, but are not limited to:
•Financial results or a change in dividends;
•Projections of future earnings or losses, or other earnings guidance;
•Earnings that are inconsistent with the consensus expectation of the investment community, or a change to previously announced earnings, revenue or other material financial projections or guidance;
•Industry information (such as prices, volumes, or other conditions affecting the Company’s business or likely to affect other companies in the industry);
•Significant changes in sales volumes, margins, or product pricing;
•Significant changes in accounting treatment, write-offs, or effective tax rate;
•A pending or proposed merger, acquisition or disposition of a significant asset, including the disposition of a subsidiary, or tender offer;
•Significant changes in senior management;
•A significant change in the ownership of the Company, including a change in control;
•A significant change in capital investment plans;
•A stock split or new securities offering (i.e., pending public or private sales of debt or equity securities);
•An impending bankruptcy filing, an impending insolvency action, or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•A significant cybersecurity incident, such as a data breach, or any other incident leading to a significant disruption in the Company’s operations;

•Material developments in regulatory or litigation matters, whether actual, pending, or threatened; and
•Imposition of any event-specific restrictions on trading securities of the Company or any other company, or the extension or termination of any such trading restrictions.
This list is not exhaustive. Any information, favorable or unfavorable, that could reasonably be expected to affect the price of a security should be considered material. Remember, anyone scrutinizing a Covered Person’s transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, Covered Persons should carefully consider how enforcement authorities and others might view the transaction in hindsight. Questions concerning the materiality of particular information should be resolved in favor of concluding that it is material.
When Information Becomes Publicly Available. Information is considered “non-public” until the information has been disclosed broadly to the marketplace and the investing public has had time to absorb and evaluate the information fully. Information may be considered publicly disseminated in a variety of ways, including through:
•Documents furnished or filed with the Securities and Exchange Commission (“SEC”);
•Press releases;
•Public news conferences;
•Publicly accessible investor conferences; and
•Web casts for which proper prior notice has been publicly given.
Following such dissemination, a sufficient amount of time must have passed to allow the information to be fully absorbed and evaluated. Covered Persons must wait at least one full trading day after non-public information is released broadly to the marketplace (such as through a press release or an SEC filing) before the information may be deemed public. For example, if Cencora discloses material non-public information prior to market open on a Wednesday, then a Covered Person may execute a transaction in Cencora Securities after the market opens on Thursday, subject to any applicable pre-clearance requirements or blackout periods.
This means that in some circumstances, a Covered Person may have to forego a proposed transaction in a company’s securities even if such Covered Person planned to execute the transaction prior to learning of the material non-public information and even though such Covered Person believes that they may suffer an economic loss or sacrifice an anticipated profit by waiting.
If for some reason there is never a public release of a material matter (for example, because action is not taken for one reason or another), Covered Persons should inquire with the Legal Department to determine when the information would no longer inhibit trading.
Transactions by Family Members and Related Entities
As stated above, this Policy applies with equal force to Family Members and Related Entities. Covered Persons are responsible for ensuring that Family Members and Related Entities do not engage in the activities restricted or prohibited under this Policy. For the purposes of this Policy and applicable securities laws, Covered Persons should treat all such transactions entered into by Family Members and Related Entities as if the transactions were for the Covered Person’s own account.
Note that this Policy does not, however, apply to transactions in Cencora Securities where the purchase or sale decision is made by a third party that is not controlled by, influenced by, or related to the Covered Persons (such as a third-party managed mutual fund account).
Transactions under Cencora Plans
Vesting of Certain Equity-Based Awards. This Policy does not apply to: (i) the vesting and delivery of shares of stock underlying restricted stock units (“RSUs”), or (ii) the exercise of a tax withholding right pursuant to which a Covered Person elects to have Cencora withhold shares of stock to satisfy tax withholding requirements upon the vesting of any RSUs. The Policy does apply, however, to any market sale of shares of Cencora common stock upon the vesting and delivery of shares of stock underlying RSUs (e.g., a sale to obtain cash proceeds that can be used to satisfy tax obligations).
Stock Option Exercises. This Policy does not apply to the cash exercise of an employee stock option acquired pursuant to Cencora’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements (i.e., no Cencora Securities are sold on the open market to cover the exercise price). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Accordingly, a Covered Person may not undertake a cashless exercise while in possession of material non-public information about Cencora or, if applicable, during a blackout period. This is because a broker-assisted cashless exercise of a stock option requires the sale of Cencora Securities to generate the cash needed to pay the exercise price. Covered Persons must wait until they are no longer aware of material non-public information and, if applicable, until an open trading window in order to direct their broker to engage in a cashless stock option exercise.
Please also note that any subsequent sale of Cencora Securities following an option exercise (including sales of stock in a broker-assisted cashless exercise) is subject to all provisions of this Policy.
Cencora 401(k) Plan. This Policy generally does not apply to acquisitions of Cencora Securities pursuant to Cencora’s 401(k) plan that result from a Covered Person’s advance contribution elections that were made while the Covered Person was not in possession of material non-public information. However, no Covered Person may trade in Cencora securities or engage in any discretionary transactions under the 401(k) plan while aware of material non-public information about Cencora or if applicable, during a blackout period. Discretionary transactions include: (i) an election to increase or decrease periodic contributions to the Cencora stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Cencora stock fund; (iii) an election to borrow money against a 401(k) plan account if the loan will result in the liquidation of some or all of the Cencora stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Cencora stock fund.
Employee Stock Purchase Plan. This Policy generally does not apply to acquisitions of Cencora Securities under Cencora’s Employee Stock Purchase Plan (the “ESPP”) that result from a Covered Person’s advance elections that were made while not in possession of material non-public information. However, no Covered Person may make initial elections to participate in the ESPP, change a payroll deduction election under or participation in the ESPP, or sell Cencora Securities acquired pursuant to the ESPP while aware of material non-public information or, if applicable, during a blackout period.
Enforcement and Consequences
The SEC, the Department of Justice, the New York Stock Exchange, and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading violations. The penalties for insider trading can be severe for Covered Persons and include potential civil liability and criminal penalties, as well as disciplinary action by the Company. Additionally, the Company and its directors, officers, or supervising employees may be found liable for failure to take appropriate action to prevent a Covered Person from trading in contravention of this Policy, or if they recklessly disregard the likelihood that such trading would take place.
Traders and Tippers. Covered Persons (or tippees) who trade on the basis of material non-public information can be subject to the following penalties (in addition to dismissal from the Company):
•Forfeiture of trading gains made or losses avoided, as well as civil penalties of up to three times the trading gains made or losses avoided;
•A criminal fine of up to $5,000,000 or twice the gross gain or loss from the offense;
•A jail term of up to 25 years;

•Injunctions against future violations;
•Bans from serving as an officer or director of a public company; and
•Private party damages.
If a Covered Person tips information to a person who then trades, the Covered Person can be subject to the same penalties as the tippee, even if the Covered Person did not trade and did not profit from the trading made by the person who receives the tip.
Control Persons. The Company and management, if they fail to take appropriate steps to prevent illegal insider trading, can be subject to “controlling person” liability for an insider trading violation, with the following potential penalties:
•A civil penalty of up to $1,275,000 or, if greater, three times the profit gained or loss avoided as a result of the associate’s violation; and
•A criminal fine of up to $25,000,000.
Company-Imposed Sanctions. Failure to comply with this Policy may also subject Covered Persons to Company-imposed sanctions, including dismissal for cause, whether or not the Covered Person’s failure to comply results in a violation of law.
Covered Persons should treat all material non-public information with caution, and not share that information, including within Cencora, except on a need-to-know basis. Individuals have been subjected to civil and criminal investigations, and penalties including termination, for inadvertently and unintentionally disclosing material non-public information to others who have traded on that information. Even inadvertent disclosure can pose risks to Covered Persons and to Cencora. All material non-public information should be closely safeguarded and treated in accordance with Cencora’s policies and procedures surrounding privacy and security.
For the avoidance of doubt, this Policy does not prohibit Covered Persons from sharing material non-public information with attorneys or other advisors that owe a duty of confidentiality.
Additional Prohibited Transactions
Speculative or Short Sales Transactions. Covered Persons are prohibited from engaging in short sales (i.e., the sale of a security that the seller does not own) of Cencora Securities, or trades in puts, calls, or other options on Cencora Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and officers of Cencora from engaging in short sales in Cencora Securities. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”
Hedging Transactions. The Company seeks to align the long-term financial interests of Covered Persons with the interests of its other stockholders. For this reason, Covered Persons are prohibited from engaging in transactions in financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Cencora Securities or the full ownership risks and rewards of such Covered Person’s direct or indirect holdings in Cencora Securities. This Policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars, or exchange funds, as well as any other hedging instrument.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or a foreclosure sale that occurs when a Covered Person is aware of material non-public information or otherwise is not permitted to trade in Cencora Securities may result in violation of the insider trading laws. It could also result in unfavorable publicity for Cencora. Because of this danger, you should exercise caution in holding Cencora securities in a margin account or pledging Cencora securities as collateral for a loan and be aware of our separate Policy Statement Regarding Hedging and Pledging, which applies to directors, the Company’s executive officers, and such other employees as are identified from time to time by the Company’s Board of Directors. Federal law requires us to disclose in the proxy statement any pledges of Cencora Securities made by our directors and named executive officers.
Post-Termination Transactions. This Policy continues to apply to transactions in Cencora Securities or the securities of Other Companies even after a Covered Person’s association with the Company has terminated. Covered Persons may not trade in Cencora Securities: (i) if the Covered Person is in possession of material non-public information when their employment or service terminates, until such information has become public or is no longer material; and (ii) if applicable, until the start of the next open trading window following the termination of employment or service.
Cencora Assistance
If questions about this Policy or its application to any proposed transaction arise, Covered Persons may obtain additional guidance from the Chief Legal Officer or head of the Corporate Legal Group. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with each Covered Persons.
Upon request, Covered Persons must certify their understanding of, and compliance with, this Policy.